Exhibit 99.(a)
August 9, 2005
THE WALT DISNEY COMPANY REPORTS RESULTS FOR THE QUARTER AND NINE MONTHS ENDED JULY 2, 2005
•	EPS for the third quarter increased 41% to $0.41 from $0.29 in the prior-year quarter, driven by growth at Media Networks.
     BURBANK, Calif. – The Walt Disney Company today reported earnings for the quarter and nine months ended July 2, 2005. Diluted earnings per share (EPS) for the third quarter increased 41% to $0.41, compared to $0.29 in the prior-year quarter. For the nine-month period, EPS was $1.09, up 24% compared to $0.88 recorded in the prior-year period.
     “Once again, The Walt Disney Company has posted a quarter of strong earnings growth,” said Michael Eisner, Disney’s Chief Executive Officer. “Our record third quarter performance is a direct consequence of long-term actions we have taken to position Disney as a global leader in providing quality entertainment, whether on television, on film, on the stage, in theme parks, in consumer products or through emerging technologies, such as the Internet, electronic video games and wireless services. Wherever and whenever people seek entertainment, Disney will be there.”
     “The third quarter provided a great sampling of the breadth and strength of The Walt Disney Company,” said Robert Iger, President, Chief

Operating Officer and CEO-elect. “Our largest segment, Media Networks, continued to turn in stellar performance, while Parks and Resorts successfully launched the global celebration of Disneyland’s 50th anniversary. Although the studio is facing a challenging environment, we are excited by such upcoming projects as Flight Plan, Chicken Little and The Chronicles of Narnia. Also just ahead is the opening of Hong Kong Disneyland, which will serve as a platform for growth in the world’s most populous nation. Looking ahead, we will remain focused on leveraging the strength and reach of our established properties to take advantage of the opportunities proffered by new technologies and market expansion around the world.”
     Revenues, segment operating income, net income and EPS amounts for the quarter and nine months were as follows (in millions, except per share amounts):

	Quarter Ended			Nine Months Ended
	July 2,	June 30,	%	July 2,	June 30,	%
	2005	2004	Change	2005	2004	Change
Revenues	$7,715	$7,471	3%	$24,210	$23,209	4%
Segment operating income (1)	$1,473	$1,198	23%	$4,044	$3,589	13%
Net income	$851	$604	41%	$2,272	$1,829	24%
EPS	$0.41	$0.29	41%	$1.09	$0.88	24%

(1)	Aggregate segment operating income is a non-GAAP financial metric. See the discussion of non-GAAP financial metrics that follows below.

     EPS growth of 41% in the quarter was driven by operating income growth at Media Networks which increased by $325 million and Parks and Resorts which increased by $27 million. This growth was partially offset by decreases of $62 million at Studio Entertainment and $15 million at Consumer Products.
     Current quarter EPS included a $26 million gain on the sale of the Mighty Ducks of Anaheim, a $32 million partial impairment charge for a cable television investment in Latin America, and a $24 million write-down related to the MovieBeam venture. In aggregate, these items reduced current quarter EPS by $0.01 per share. The prior-year quarter’s EPS included restructuring and impairment charges of $56 million, or $0.02 per share, recorded in connection with the disposition of the Disney Stores North America.
     The current nine-month EPS also included a $61 million benefit from the restructuring of Euro Disney’s borrowings and a $24 million benefit from the favorable resolution of certain income tax matters. These benefits were partially offset by a $32 million charge to write down an investment and restructuring and impairment charges related to the sale of the Disney Stores North America of $26 million. In aggregate, these items, along with the current quarter items mentioned above, had a net effect of less than a $0.01 on EPS for the current nine-month period.

Operating Results
Media Networks
     Media Networks revenues for the quarter increased 16% to $3.4 billion and segment operating income increased 48% to $998 million. See Table A for further detail of Media Networks results.
     Segment operating income attributable to Cable Networks increased by 38% to $729 million compared to $529 million in the prior-year quarter due to growth at ESPN. The increase at ESPN was due to higher affiliate revenues which resulted from an increase in contractual rates, recognition of previously deferred revenues related to annual programming commitments and subscriber growth.
     Segment operating income attributable to Broadcasting increased by $125 million to $269 million compared to $144 million in the prior-year due to improved performance at the ABC Television Network partially offset by higher spending at Television Production as more pilots were produced. The growth at the ABC Television Network was due to lower primetime programming costs, higher advertising rates and improved primetime ratings.
Parks and Resorts
     Parks and Resorts revenues for the quarter increased 7% to $2.4 billion and segment operating income increased 6% to $448 million.
     Revenue and segment operating income growth was due to improvements at the Walt Disney World and Disneyland Resorts, reflecting higher guest spending at both resorts, higher occupancy at Walt Disney World and higher attendance at Disneyland Resort, partially offset by increased costs and expenses at both resorts and $25 million of pre-opening costs at Hong Kong Disneyland.
     Higher guest spending at Walt Disney World reflected ticket price increases and fewer promotional offers compared to the prior-year quarter. During the quarter, the Company launched two new programs, Disney’s Magical Express and Extra Magic Hours, which are designed to increase occupancy at Walt Disney World hotels. Higher costs and expenses reflected an increase in marketing due to the Happiest Celebration on Earth promotion which celebrates the 50th anniversary of Disneyland and costs associated with new attractions and the new service programs.
     Higher guest spending and attendance at Disneyland Resort were due to increased ticket prices and the 50th anniversary celebration, respectively. Increased costs and expenses reflected higher marketing and sales costs due to the 50th anniversary celebration and higher volume related expenses.
     Parks and Resorts segment results for both the current and prior-year quarters include the consolidated results from Euro Disney and Hong Kong Disneyland, although these operations are only partially owned by the Company. For the current year quarter, Euro Disney and Hong Kong Disneyland accounted for $311 million in revenue and $345 million in expenses in the segment results discussed above. In the prior-year quarter, revenues and expenses for these operations totaled $332 million and $317 million, respectively. See tables C, D, E and F for the impact of consolidating Euro Disney and Hong Kong Disneyland.

Studio Entertainment
     Studio Entertainment revenue for the quarter decreased 15% to $1.5 billion and segment operating income decreased $62 million to a loss of $34 million.
     The decline in segment operating income was due to a decrease in worldwide home entertainment (home video), which was partially offset by an increase in worldwide theatrical motion picture distribution. Additionally, the current quarter benefited from improved television distribution results and lower film cost write-offs.
     Worldwide home entertainment operating income declined due to lower overall unit sales in the current quarter as there were fewer strong performing titles. Prior-year quarter titles included Kill Bill: Vol.1, Disney/Pixar’s Finding Nemo, Scary Movie 3, Bad Santa, Brother Bear and Cold Mountain while current quarter titles included National Treasure, The Pacifier and Disney/Pixar’s The Incredibles. Additionally, the Company observed a decline in home video unit sales for feature films relative to the related total domestic box-office results.
     Worldwide theatrical results were driven by lower promotional spending on films to be released in the fourth quarter compared to the prior-year quarter and lower distribution costs as there were fewer releases in the current-year quarter.
Consumer Products
     Revenues for the quarter decreased 23% to $418 million and segment operating income decreased 20% to $61 million.
     The overall decline in segment revenues was due to the sale of the Disney Store North America in November 2004. Lower operating income for the quarter was driven by increased product development spending at Buena Vista Games. Growth at merchandise licensing was driven by increases at hardlines and softlines in North America and Europe.
Corporate and Unallocated Shared Expenses
     Corporate and unallocated shared expenses increased 25% to $124 million. The increase was primarily due to the absence of reductions in litigation reserves which were recorded in the prior-year quarter.
Net Interest Expense
     Net interest expense was as follows (in millions):

	Quarter Ended
	July 2,	June 30,
	2005	2004
Interest expense	$(153)	$(174)
Interest and investment income	19	23

Net interest expense	$(134)	$(151)

     Net interest expense decreased 11% or $17 million compared to the prior-year quarter primarily due to lower average debt balances partially offset by higher effective interest rates.
Equity in the Income of Investees
     Income from equity investees, consisting primarily of A&E Television, Lifetime Television and E! Entertainment Television, was flat at $125 million for the quarter as improved overall performance by the equity investees was offset by a $32 million partial impairment charge for a cable television investment in Latin America due to revised expectations for long term business performance.
Income Taxes
     In the current quarter, the effective income tax rate decreased from 36.0% to 34.0% primarily due to the settlement of tax examinations in the intervening periods and an adjustment to tax benefits estimated in the prior year to actual amounts claimed.

Borrowings
     Total borrowings and net borrowings are detailed below (in millions):

	July 2,	Sept. 30,
	2005	2004	Change
Current portion of borrowings (1)	$1,609	$4,093	$(2,484)
Long-term borrowings (1)	10,925	9,395	1,530

Total borrowings	12,534	13,488	(954)
Less: cash and cash equivalents	(2,034)	(2,042)	8

Net borrowings (2)	$10,500	$11,446	$(946)

(1)	The decrease in the current portion of borrowings is primarily due to the reclassification of Euro Disney’s debt of $2,172 million in the second quarter from short-term to long-term consistent with the terms of the restructuring as the debt is no longer subject to acceleration by the lenders.

(2)	Net borrowings is a non-GAAP financial metric. See the discussion of non-GAAP financial metrics that follows.
     The decrease in net borrowings was due to the repayment of maturing medium-term notes partially offset by increased commercial paper borrowings. The total borrowings shown above include $2,853 million attributable to Euro Disney and Hong Kong Disneyland as of July 2, 2005 and $2,766 million as of September 30, 2004. Cash and equivalents attributable to Euro Disney and Hong Kong Disneyland totaled $385 million and $312 million as of July 2, 2005 and September 30, 2004, respectively.

Cash Flow
     Cash provided by operations and free cash flow for the nine months ended July 2, 2005 are detailed below (in millions):

	Nine Months Ended
	July 2,	June 30,
	2005	2004	Change
Cash provided by operations	$2,951	$3,403	$(452)
Investments in parks, resorts and other property	(1,187)	(894)	(293)

Free cash flow (1)	$1,764	$2,509	$(745)

(1)	Free cash flow is a non-GAAP financial metric. See the discussion of non-GAAP financial metrics that follows below.
     Free cash flow for the current nine months totaled $1.8 billion compared to $2.5 billion for the prior-year period due to lower cash provided by operations and increased investments in parks, resorts and other property. The decrease in cash provided by operations was primarily due to timing of payments for accounts payable, accrued expenses and income taxes. Investments in parks, resorts and other property increased due to capital expenditures of $428 million at Hong Kong Disneyland for the current nine-month period compared to the prior-year amount of $129 million. The prior-year amount only includes capital expenditures for the three months commencing April 1, 2004 when the Company began consolidating Hong Kong Disneyland. See Table E for the impact of consolidating Euro Disney and Hong Kong Disneyland on our condensed cash flow statement.

     Investments in parks, resorts and other property by segment are as follows (in millions):

	Nine Months Ended
	July 2,	June 30,
	2005	2004
Media Networks	$125	$137
Parks and Resorts:
Domestic	497	476
International(1)	482	142
Studio Entertainment	26	21
Consumer Products	7	8
Corporate and unallocated	50	110

	$1,187	$894

(1)	Represents 100% of Euro Disney and Hong Kong Disneyland’s capital expenditures for all periods since the Company began consolidating the results of operations and cash flows of these two entities beginning April 1, 2004.
Stock Repurchases
     During the quarter, the Company repurchased 33 million shares of Disney common stock for $0.9 billion. For the nine months, the Company repurchased 49 million shares for $1.4 billion.
Reporting Period Change
     Effective with the beginning of fiscal 2005 and in connection with the completion of the Company’s implementation of new company-wide accounting systems in late fiscal 2004, the Company changed its reporting period from a calendar period end to a period end that coincides with the cut off of the Company’s accounting systems. The accounting systems cut off on the Saturday closest to the calendar quarter end. Accordingly, the third quarter of fiscal 2005 began on April 3, 2005 and ended on July 2, 2005, whereas the third quarter of the prior-year began on April 1, 2004 and ended on June 30, 2004. This resulted in the same number of reporting days in each quarter and one incremental day for the current nine-month period. The change did not have a material impact on quarter-over-quarter earnings comparisons; however, it did benefit diluted earnings per share by approximately $0.01 on a cumulative basis for the current nine-month period.
Non-GAAP Financial Metrics
     This earnings release presents net borrowings, free cash flow and aggregate segment operating income which are important financial metrics for the Company but are not GAAP-defined metrics.
Net borrowings – The Company believes that net borrowings provide investors with useful information regarding our financial condition. Net borrowings reflect the subtraction of cash and cash equivalents from total borrowings. Since we earn interest income on our cash balances that offsets a portion of the interest expense we pay on our borrowings, net borrowings can be used as a measure to gauge net interest expense. In addition, a portion of our cash and cash equivalents is available to repay outstanding indebtedness when the indebtedness matures or when other circumstances arise. However, we may not immediately apply cash and cash equivalents to the reduction of debt, nor do we expect that we would use all of our available cash and cash equivalents to repay debt in the ordinary course of business.
Free cash flow — The Company uses free cash flow (cash flow from operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments and pay dividends or repurchase shares.
Aggregate segment operating income — The Company evaluates the performance of its operating segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results.
     These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of borrowings, cash flow or net income as determined in accordance with GAAP. Net borrowings, free cash flow and aggregate segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies.

FORWARD-LOOKING STATEMENTS
     Management believes certain statements in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made and management does not undertake any obligation to update these statements. Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond the Company’s control, including international, political, health concern, weather related and military developments, technological developments and changes in domestic and global economic conditions, competitive conditions and consumer preferences. Such developments may affect travel and leisure businesses generally and may, among other things, affect the performance of the Company’s theatrical and home entertainment releases, the advertising market for broadcast and cable television programming, expenses of providing medical and pension benefits, demand for our products and performance of some or all company businesses either directly or through their impact on those who distribute our products.
     Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended September 30, 2004 under the heading “Factors that may affect forward-looking statements.”

The Walt Disney Company
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited; in millions, except per share data)

	Quarter Ended		Nine Months Ended
	July 2,	June 30,	July 2,	June 30,
	2005	2004	2005	2004
Revenues	$7,715	$7,471	$24,210	$23,209
Costs and expenses	(6,369)	(6,375)	(20,516)	(19,912)
Gain on sale of businesses and restructuring and impairment charges	24	(56)	—	(59)
Net interest expense	(134)	(151)	(364)	(446)
Equity in the income of investees	125	126	363	300

Income before income taxes and minority interests	1,361	1,015	3,693	3,092
Income taxes	(463)	(365)	(1,294)	(1,132)
Minority interests	(47)	(46)	(127)	(131)

Net income	$851	$604	$2,272	$1,829

Earnings Per Share:
Diluted(1)	$0.41	$0.29	$1.09	$0.88

Basic	$0.42	$0.29	$1.11	$0.89

Average number of common and common equivalent shares outstanding:
Diluted	2,096	2,111	2,105	2,106

Basic	2,031	2,053	2,039	2,049

(1)	The calculation of diluted earnings per share assumes the conversion of the Company’s convertible senior notes issued in April 2003, and adds back interest expense (net of tax) of $5 million and $16 million for the quarter and nine months ended July 2, 2005, respectively, and $5 million and $15 million for the quarter and nine months ended June 30, 2004, respectively.

The Walt Disney Company
SEGMENT RESULTS
(unaudited, in millions)

	Quarter Ended			Nine Months Ended
	July 2,	June 30,	%	July 2,	June 30,	%
	2005	2004	Change	2005	2004	Change
Revenues:
Media Networks	$3,386	$2,931	16%	$9,855	$8,891	11%
Parks and Resorts	2,449	2,288	7%	6,663	5,588	19%
Studio Entertainment	1,462	1,711	(15)%	6,084	6,837	(11)%
Consumer Products	418	541	(23)%	1,608	1,893	(15)%

	$7,715	$7,471	3%	$24,210	$23,209	4%

Segment operating income:
Media Networks	$998	$673	48%	$2,190	$1,721	27%
Parks and Resorts	448	421	6%	899	841	7%
Studio Entertainment	(34)	28	nm	552	639	(14)%
Consumer Products	61	76	(20)%	403	388	4%

	$1,473	$1,198	23%	$4,044	$3,589	13%

The Company evaluates the performance of its operating segments based on segment operating income. A reconciliation of segment operating income to income before income taxes and minority interests is as follows:

	Quarter Ended		Nine Months Ended
	July 2,	June 30,	July 2,	June 30,
	2005	2004	2005	2004
Segment operating income	$1,473	$1,198	$4,044	$3,589
Corporate and unallocated shared expenses	(124)	(99)	(342)	(284)
Amortization of intangible assets	(3)	(3)	(8)	(8)
Gain on sale of businesses and restructuring and impairment charges	24	(56)	—	(59)
Net interest expense	(134)	(151)	(364)	(446)
Equity in the income of investees	125	126	363	300

Income before income taxes and minority interests	$1,361	$1,015	$3,693	$3,092

Depreciation expense is as follows:

	Quarter Ended		Nine Months Ended
	July 2,	June 30,	July 2,	June 30,
	2005	2004	2005	2004
Media Networks	$46	$40	$133	$124
Parks and Resorts
Domestic	206	182	578	540
International(1)	49	48	149	48
Studio Entertainment	6	4	20	14
Consumer Products	7	12	20	38

Segment depreciation expense	314	286	900	764
Corporate	33	34	98	108

Total depreciation expense	$347	$320	$998	$872

(1)	Represents 100% of Euro Disney and Hong Kong Disneyland’s depreciation expense for all periods since the Company began consolidating the results of operations and cash flows of these two entities beginning April 1, 2004.
Segment depreciation expense is included in segment operating income and corporate depreciation expense is included in corporate and unallocated shared expenses.

The Walt Disney Company
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except per share data)

	July 2,	September 30,
	2005	2004
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$2,034	$2,042
Receivables	4,870	4,558
Inventories	611	775
Television costs	537	484
Deferred income taxes	772	772
Other current assets	684	738

Total current assets	9,508	9,369
Film and television costs	5,741	5,938
Investments	1,345	1,292
Parks, resorts and other property, at cost
Attractions, buildings and equipment	25,827	25,168
Accumulated depreciation	(12,400)	(11,665)

	13,427	13,503
Projects in progress	2,134	1,852
Land	1,129	1,127

	16,690	16,482
Intangible assets, net	2,794	2,815
Goodwill	16,974	16,966
Other assets	840	1,040

	$53,892	$53,902

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$4,831	$5,623
Current portion of borrowings	1,609	4,093
Unearned royalties and other advances	1,596	1,343

Total current liabilities	8,036	11,059
Borrowings	10,925	9,395
Deferred income taxes	3,113	2,950
Other long-term liabilities	3,611	3,619
Minority interests	1,153	798
Commitments and contingencies
Shareholders’ equity
Preferred stock, $.01 par value
Authorized – 100 million shares, Issued – none	—	—
Common stock, $.01 par value
Authorized – 3.6 billion shares, Issued – 2.2 billion shares at July 2, 2005 and 2.1 billion shares at September 30, 2004	12,926	12,447
Retained earnings	17,514	15,732
Accumulated other comprehensive loss	(163)	(236)

	30,277	27,943
Treasury stock, at cost, 150.4 million shares at July 2, 2005 and 101.6 million shares at September 30, 2004	(3,223)	(1,862)

	27,054	26,081

	$53,892	$53,902

The Walt Disney Company
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Nine Months Ended
	July 2,	June 30,
	2005	2004
OPERATING ACTIVITIES
Net income	$2,272	$1,829

Depreciation	998	872
Deferred income taxes	129	103
Equity in the income of investees	(363)	(300)
Cash distributions received from equity investees	279	299
Minority interests	127	131
Amortization of film and television production costs	2,370	2,105
Film and television production spending	(2,012)	(1,633)
Non current television programming costs	(43)	(307)
Changes in noncurrent assets and liabilities, and other	(147)	96

	1,338	1,366

Changes in working capital
Receivables	(261)	(88)
Inventories	41	53
Other current assets	(75)	(83)
Accounts payable and other accrued liabilities	(274)	149
Income taxes	(38)	101
Television programming costs	(52)	76

	(659)	208

Cash provided by operations	2,951	3,403

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(1,187)	(894)
Working capital proceeds from the Disney Store North America sale	100	—
Other	18	31

Cash used by investing activities	(1,069)	(863)

FINANCING ACTIVITIES
Commercial paper borrowings, net	819	100
Borrowings	245	79
Reduction of borrowings	(1,723)	(1,301)
Dividends	(490)	(430)
Repurchases of common stock	(1,361)	—
Euro Disney equity offering	171	—
Equity partner contributions	104	—
Exercise of stock options and other	345	178

Cash used by financing activities	(1,890)	(1,374)

(Decrease) increase in cash and cash equivalents	(8)	1,166
Cash and cash equivalents, beginning of period	2,042	1,857

Cash and cash equivalents, end of period	$2,034	$3,023

Table A
MEDIA NETWORKS
(unaudited, in millions)

	Quarter Ended
	July 2,	June 30,
	2005	2004	% Change
Revenues:
Cable Networks	$1,933	$1,627	19%
Broadcasting	1,453	1,304	11%

	$3,386	$2,931	16%

Segment operating income:
Cable Networks	$729	$529	38%
Broadcasting	269	144	87%

	$998	$673	48%

Depreciation expense:
Cable Networks	$21	$15	40%
Broadcasting	25	25	—

	$46	$40	15%

	Nine Months Ended
	July 2,	June 30,
	2005	2004	% Change
Revenues:
Cable Networks	$5,362	$4,695	14%
Broadcasting	4,493	4,196	7%

	$9,855	$8,891	11%

Segment operating income:
Cable Networks	$1,727	$1,401	23%
Broadcasting	463	320	45%

	$2,190	$1,721	27%

Depreciation expense:
Cable Networks	$58	$49	18%
Broadcasting	75	75	—

	$133	$124	7%

Table B
     The following table reflects pro forma net income and earnings per share had the Company elected to record stock option expense on a fair value basis:

	Quarter Ended		Nine Months Ended
	July 2,	June 30,	July 2,	June 30,
(unaudited; in millions, except per share data)	2005	2004	2005	2004
Net income:
As reported	$851	$604	$2,272	$1,829
Pro forma after option expense	811	537	2,154	1,641
Diluted earnings per share:
As reported	0.41	0.29	1.09	0.88
Pro forma after option expense	0.39	0.26	1.03	0.79
     These pro forma amounts may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense over the vesting period, and additional options may be granted in future years. The pro forma amounts assume that the Company had been following the fair value approach since the beginning of fiscal 1996.
     Fully diluted shares outstanding and diluted earnings per share include the effect of in-the-money stock options calculated based on the average share price for the period and assumes conversion of the Company’s convertible senior notes. The dilution from employee options increases as the Company’s share price increases, as shown below:

Average				Hypothetical
Disney	Total	Incremental	Percentage of Average	Q3 2005
Share Price	In-the-Money Options	Diluted Shares(1)	Shares Outstanding	EPS Impact (3)
$27.17	142 million	— (2)	—	$0.000
30.00	165 million	8 million	0.38%	(0.002)
40.00	223 million	35 million	1.67%	(0.007)
50.00	230 million	54 million	2.58%	(0.010)

(1)	Represents the incremental impact on fully diluted shares outstanding assuming the average share prices indicated, using the treasury stock method. Under the treasury stock method, the proceeds that would be received from the exercise of all in-the-money options are assumed to be used to repurchase shares.

(2)	Fully diluted shares outstanding for the quarter ended July 2, 2005 total 2,096 million and include the dilutive impact of in-the-money options at the average share price for the period of $27.17 and assume conversion of the convertible senior notes. At the average share price of $27.17, the dilutive impact of in-the-money options was 20 million shares for the quarter.

(3)	Based upon Q3 2005 earnings of $851 million or $0.41 diluted earnings per share.

Table C
The Walt Disney Company
CONDENSED CONSOLIDATING INCOME STATEMENT WORKSHEET
(unaudited, in millions)
     The following supplemental worksheet presents the condensed consolidating income statement of the Company for the quarter and nine months ended July 2, 2005, reflecting the impact of consolidating the income statements of Euro Disney and Hong Kong Disneyland.

	Before Euro Disney and	Euro Disney, Hong Kong
	Hong Kong Disneyland	Disneyland and
Quarter Ended July 2, 2005	Consolidation(1)	Adjustments	Total
Revenues	$7,404	$311	$7,715
Cost and expenses	(6,024)	(345)	(6,369)
Gain on sale of business and restructuring and impairment charges	24	—	24
Net interest expense	(121)	(13)	(134)
Equity in the income of investees	107	18	125

Income before income taxes and minority interests	1,390	(29)	1,361
Income taxes	(463)	—	(463)
Minority interests	(76)	29	(47)

Net income	$851	$—	$851

	Before Euro Disney and	Euro Disney, Hong Kong
	Hong Kong Disneyland	Disneyland and
Nine Months Ended July 2, 2005	Consolidation(1)	Adjustments	Total
Revenues	$23,227	$983	$24,210
Cost and expenses	(19,449)	(1,067)	(20,516)
Gain on sale of business and restructuring and impairment charges	—	—	—
Net interest expense	(377)	13	(364)
Equity in the income of investees	338	25	363

Income before income taxes and minority interests	3,739	(46)	3,693
Income taxes	(1,294)	—	(1,294)
Minority interests	(173)	46	(127)

Net income	$2,272	$—	$2,272

(1)	These amounts include Euro Disney and Hong Kong Disneyland under the equity method of accounting. As such, any royalty and management fee income from these operations is included in Revenues and our share of their net income is included in Equity in the Income of Investees.

Table D
The Walt Disney Company
CONDENSED CONSOLIDATING BALANCE SHEET WORKSHEET
(unaudited, in millions)
     This supplemental worksheet presents the condensed consolidating balance sheet of the Company, reflecting the impact of consolidating the balance sheets of Euro Disney and Hong Kong Disneyland as of July 2, 2005.

	Before Euro Disney
	and Hong Kong	Euro Disney, Hong Kong
	Disneyland	Disneyland and
	Consolidation	Adjustments	Total
Cash and cash equivalents	$1,649	$385	$2,034
Other current assets	7,228	246	7,474

Total current assets	8,877	631	9,508
Investments	2,146	(801)	1,345
Fixed assets	12,407	4,283	16,690
Intangible assets	2,794	—	2,794
Goodwill	16,974	—	16,974
Other assets	6,570	11	6,581

Total assets	$49,768	$4,124	$53,892

Current portion of borrowings	$1,608	$1	$1,609
Other current liabilities	5,944	483	6,427

Total current liabilities	7,552	484	8,036
Borrowings	8,073	2,852	10,925
Deferred income taxes	3,113	—	3,113
Other long term liabilities	3,488	123	3,611
Minority interests	488	665	1,153
Shareholders’ equity	27,054	—	27,054

Total liabilities and shareholders’ equity	$49,768	$4,124	$53,892

Table E
The Walt Disney Company
CONDENSED CONSOLIDATING CASH FLOW STATEMENT WORKSHEET
(unaudited, in millions)
     The following supplemental worksheet presents the condensed consolidating cash flow statement of the Company for the nine months ended July 2, 2005, reflecting the impact of consolidating the cash flow statements of Euro Disney and Hong Kong Disneyland.

	Before Euro Disney and	Euro Disney, Hong Kong
	Hong Kong Disneyland	Disneyland and
	Consolidation	Adjustments	Total
Cash provided (used) by operations	$3,036	$(85)	$2,951
Investments in parks, resorts and other property	(705)	(482)	(1,187)

Free cash flow	2,331	(567)	1,764
Other investing activities	(17)	135	118
Cash (used) provided by financing activities	(2,395)	505	(1,890)

(Decrease) increase in cash and cash equivalents	(81)	73	(8)
Cash and cash equivalents, beginning of period	1,730	312	2,042

Cash and cash equivalents, end of period	$1,649	$385	$2,034

Table F
The Walt Disney Company
QUARTERLY CONDENSED CONSOLIDATED INCOME STATEMENT WORKSHEET
Fiscal Year 2004
(unaudited; in millions, except per share data)
     This supplemental worksheet presents quarterly and year-to-date operating results for fiscal 2004 as if the Company had consolidated the income statements of Euro Disney and Hong Kong Disneyland commencing at the beginning of the fiscal year.

	Three	Three	Three	Three	Year
	Months Ended	Months Ended	Months Ended	Months Ended	Ended
	Dec 31, 2003	Mar 31, 2004	June 30, 2004	Sept 30, 2004	Sept 30, 2004
Revenues:
Media Networks	$3,114	$2,846	$2,931	$2,887	$11,778
Parks and Resorts	1,944	1,940	2,288	2,162	8,334
Studio Entertainment	2,964	2,162	1,711	1,876	8,713
Consumer Products	840	512	541	618	2,511

	$8,862	$7,460	$7,471	$7,543	$31,336

Segment operating income:
Media Networks	$344	$704	$673	$448	$2,169
Parks and Resorts	241	145	421	282	1,089
Studio Entertainment	458	153	28	23	662
Consumer Products	237	75	76	146	534

	1,280	1,077	1,198	899	4,454

Corporate and unallocated shared expenses	(103)	(82)	(99)	(144)	(428)
Amortization of intangible assets	(3)	(2)	(3)	(4)	(12)
Restructuring and impairment charges	—	(3)	(56)	(5)	(64)
Net interest expense	(181)	(173)	(151)	(171)	(676)
Equity in the income of investees	108	112	126	72	418

Income before income taxes and minority interests	1,101	929	1,015	647	3,692
Income taxes	(410)	(357)	(365)	(65)	(1,197)
Minority interests	(3)	(35)	(46)	(66)	(150)

Net income	$688	$537	$604	$516	$2,345

Earnings per share:
Diluted (1)	$0.33	$0.26	$0.29	$0.25	$1.12

Basic	$0.34	$0.26	$0.29	$0.25	$1.14

(1)	The calculation of diluted earnings per share assumes the conversion of the Company’s convertible senior notes issued in April 2003, and adds back interest expense (net of tax) of $5 million, $5 million, $5 million, $6 million and $21 million for the first quarter, second quarter, third quarter, fourth quarter and the year, respectively.